SUB-SUB-LEASE AGREEMENT

            THIS SUB-SUB-LEASE AGREEMENT (“Sub-Sub-Lease”) is entered into as of this 2nd day of August, 2002, by and between The Titan Corporation, a Delaware corporation (“Sublandlord”), and SureBeam Corporation, a Delaware corporation (“Subtenant”).

RECITALS

A.        Sublandlordis the tenant under that certain Sub-Lease by and between CLOVERLEAF COLD STORAGE CO., an Iowa corporation, as landlord (“Master Landlord”), and Sublandlord, as tenant, dated September 1, 1999, as amended by the First Amendment dated February 1, 2001(such lease, as it may be amended from time to time, the “Sub-Lease”), for certain space located at 2640 Murray Street, Sioux City, Iowa (the “Premises”).

B.         Subtenant wishes to Sub-Sub-Lease a portion of the Premises from Sublandlord.

            Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Basic Sub-Sub-Lease Information.

The information set forth in this Section (the “Basic Sub-Sub-Lease Information”) is intended to supplement and/or summarize the provisions set forth in the balance of this Sub-Sub-Lease.  Each reference in this Sub-Sub-Lease to any of the terms set forth below shall mean the respective information set forth next to such term as amplified, construed or supplemented by the particular Section(s) of the Sub-Sub-Lease pertaining to such information.  In the event of a conflict between the provisions of this Section and the balance of the Sub-Sub-Lease, the balance of the Sub-Sub-Lease shall control.

Sublandlord:	The Titan Corporation, a Delaware corporation

Sublandlord’s Address for Notices:	The Titan Corporation 3033 Science Park Road San Diego, CA 92122 Attn: Real Estate (858) 552 - 9500

Subtenant:	SureBeam Corporation, a Delaware corporation

Subtenant’s Address for Notices:	SureBeam Corporation 9276 Scranton Road Suite 600 San Diego, CA 92121 Attn: Jerry Nelson (858) 795-6234

Premises:	Approximately 19,400 rentable square feet, as described on Exhibit A.

Building:	2640 Murray Street, Sioux City, Iowa

Permitted Use:	As specified in Article 3 of the Sub-Lease for food processing, including irradiation, offices, dock and related activities.

Basic Rental:

Twenty-seven Thousand, Five Hundred, Sixty Dollars and Zero Cents ($27,560.00) per month (except for any partial month during the term of this Sub-Sub-Lease, in which case Basic Rental for such month shall be pro-rated based on the number of days in that month), escalating by the CPI as set forth in Article 4 A. of the Sub-Lease on February 1, 2003 and on each anniversary thereof.

Special Buildout Rental:	Twenty-four Thousand, Five Hundred, Eighty-two Dollars and Zero Cents ($24,582.00) per month pursuant to the provisions as set forth in Section 4. B. of the First Amendment to the Sub-Lease.

Monthly Base Charge (Refrigeration):	Six Thousand, Four Hundred, Ninety Dollars and Zero Cents ($6,490.00) per month pursuant to the provisions as set forth in Section 8. B. and Exhibit B of the Sub-Lease.

Commencement Date:	The term of the Sub-Sub-Lease shall commence on August 2, 2002

Expiration Date:	The Expiration Date shall be January 31, 2010, or such earlier date, if any, on which the Sub-Lease is terminated or expires or this Sub-Sub-Lease is terminated pursuant to the terms herein.

Subtenant’s Insurance:	Specified and as required in Article 15 of the Sub-Lease.

Security Deposit:	Fifty-eight Thousand, Six Hundred, Thirty-two Dollars and Zero Cents ($58,632.00) payable in accordance with Section 14 hereof.

2.         Sub-Sub-Lease.

Sublandlord hereby Sub-Sub-Leases to Subtenant, and Subtenanthereby Sub-Sub-Leases from Sublandlord, the Subdemised Premises upon all of the terms, covenants and conditions in this Sub-Sub-Lease.

3.         Delivery Condition.

Subtenant acknowledges that it takes possession of the Subdemised Premises in its “as is” condition, and further acknowledges that Sublandlordhas made no representations or warranties of any kind or nature, whether express or implied, with respect to the Subdemised Premises, the remainder of the Premises, the common areas, or the Building, nor has Sublandlord agreed to undertake or perform any modifications, alterations, or improvements to the Subdemised Premises, the remainder of the Premises, the common areas or the Building which would inure to Subtenant’s benefit.

            4.         Term.

4.1       Term.  The term (the “Term”) of this Sub-Sub-Leaseshall commence on the Commencement Date, and shall end on the Expiration Date.

4.2       Surrender.  Subtenant shall, on or before the Expiration Date, remove all personal property, furniture, trade fixtures and other equipment,provided that the removal of the same does not adversely affect the Building structure or any Building operating system or is not prohibited by the Sub-Lease, and that Subtenantpromptly repairs any damage to the Building structure or its operating systems caused by such removal pursuant to the requirements of the Sub-Lease.  In the event that Subtenantfails to remove any such items as required by this Section 4.2 by the Expiration Date, all such items remaining on the Subdemised Premises after the Expiration Date shall be deemed abandoned and Sublandlordmay dispose of such items as it sees fit, without liability to Subtenant.  Subtenant shall also be responsible for the removal, on or before the Expiration Date, of all alterations as required under the Sub-Lease installed by Subtenant pursuant to this Sub-Sub-Lease and shall be responsible for any associated repair or restoration of the Subdemised Premises required under the Sub-Lease.  In all other respects, Subtenant shall deliver the Subdemised Premises broom clean, in its condition as of the Commencement Date, reasonable wear and tear and casualty excepted.  In no event shall Subtenantremove any of the plumbing, electrical, data lines, and HVAC system(s), except as otherwise required pursuant to this Section 4.2.

Subtenant shall vacate and deliver possession of the Subdemised Premises free of all liens, charges or encumbrances resulting from any act or omission on Subtenant’spart, and free and clear of any and all violations of any law, rule or regulation of any federal, state, municipal or other agency or authority by reason of Subtenant’s actions or failures to fulfill any of its obligations under this Sub-Sub-Lease (“Violations”).  Subtenantshall indemnify Sublandlord against any and all loss, expense, damage, costs or attorneys’ fees arising out of Violations occurring any time on or after the Commencement Date.  The voluntary or other surrender of this Sub-Sub-Lease by Subtenant,or a mutual cancellation thereof, shall not automatically terminate any sub-Sub-Sub-Leases or sub-subtenancies or other agreements by which Subtenant has granted rights to third parties to all or any part of the Subdemised Premises, but shall, at the option of Sublandlord,either (1) terminate all or any existing Sub-Sub-Sub-Leases or sub-subtenancies or such other agreements, or (2) operate as an assignment to Sublandlordof any or all such Sub-Sub-Sub-Leases or sub-subtenancies or such other agreements.

4.3       Holding Over.  If Subtenant remains in possession of the Subdemised Premises after the Expiration Date, such occupancy shall constitute a tenancy at sufferance, and Subtenantshall be obligated to pay 300% of the rental installments as specified in Section 5 of this Sub-Sub-Lease and Subtenantshall be liable to Sublandlordfor any and all claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred by Sublandlordand arising out of Subtenant’s failure to timely surrender the Subdemised Premises in accordance with the requirements of this Sub-Sub-Lease, including, without limitation those incurred by Sublandlord arising under the Sub-Lease.

5.         Rent.

As used in this Sub-Sub-Lease, the term “Rent” shall include (1) Basic Rental and (2) all other amounts which Subtenantis obligated to pay under the terms of this Sub-Sub-Lease.

5.1       Rent.  Basic Rental is as specified in Section 1 (Basic Sub-Sub-Lease Information).  Basic Rental shall be paid by Subtenant to the Master Landlord for the Sublandlord as set forth in Sections 4 A., 4. B, 8. B. and Exhibit B of the Sub-Lease and as subsequently amended or modified.

            Subtenantshall also be solely responsible for any and all increases in Rent or any added cost or charge which has arisen solely because of Subtenant’s tenancy in the Subdemised Premises, including, without limitation, any and all heat, water and sewer charges, electric and other utility charges, as well as any other service charges required by the Sub-Lease and relating to the Subdemised Premises and/or Subtenant’s occupation thereof that are not already then covered by the Basic Rental (as defined in the Sub-Lease), Operating Expenses (as defined in the Sub-Lease) or Tax Expenses (as defined in the Sub-Lease) passed through to Sublandlord under the Sub-Lease.

                        5.2       [INTENTIONALLY OMITTED]

5.3       Manner of Payment.  All Rent or other payment due from Subtenant to Sublandlord hereunder shall be paid in lawful money of the United States, without any prior demand therefor and without any deduction or setoff whatsoever, at the Master Landlord’s address pursuant to Section 4. A. or such other place as Sublandlord shall from time to time designate (including, without limitation, by wire transfer of immediately available funds to an account specified by Sublandlord) by written notice provided to Subtenant at least five (5) days prior to the date on which such Rent or other amount first becomes payable.

            6.         Use and Compliance With Laws.

Subtenantshall use the Subdemised Premises for the Permitted Use (as specified in the Basic Sub-Sub-Lease Information) during the Term of this Sub-Sub-Lease, and for no other use or uses.   Subtenantshall not engage in any activities prohibited by the Sub-Lease.  Subtenant shall not use or store flammable or hazardous materials on the Subdemised Premises, except to the extent normally used in the ordinary course of business with respect to the Permitted Use unless such materials are specifically prohibited in the Sub-Lease.  Subtenant shall not perform any act or carry on any practice which may injure the Subdemised Premises or cause any offensive odors or noises that constitute a nuisance or menace to any other tenant or tenants of the Building or the Premises or other persons, and in no event shall any noises or odors be emitted from the Subdemised Premises.  Nothing shall be done upon or about the Subdemised Premises which shall be unlawful, improper, or contrary to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau or similar organization having jurisdiction and Subtenant shall be in compliance at all times with all such laws, ordinances, regulations and requirements.  Subtenant shall observe and comply with, and shall cause its employees, agents and invitees to observe and comply with the restrictions set forth in this Sub-Sub-Lease.  Subtenant agrees to comply with all rules and regulations that Master Landlord has made or may hereafter from time to time make for the Building and/or the Premises.  Sublandlord shall not be liable to Subtenant or any party claiming through Subtenant in any way for damage caused by the failure of any of the other tenants of the Building to comply with such similar or other covenants in their leases or of such rules and regulations.

            7.         Insurance.

                        Subtenant shall obtain at its sole expense the insurance required under Article 15 of the Sub-Lease effective as of the Commencement Date.  Additionally, Subtenantshall name Sublandlord and Master Landlord as additional insureds, in their capacity as Master Landlord and Sublandlord, and shall furnish Sublandlordon or before the Commencement Date with certificates of insurance from its insurer, with respect to such insurance, which certificates shall state that such insurance shall not be cancelled unless thirty (30) days prior written notice shall have been given to Master Landlord and Sublandlord.

            8.         Assignment and Subletting.

                        Subtenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate any of its interest in or rights with respect to the Subdemised Premises or Subtenant’s leaseholdestate hereunder (collectively, “Assignment”), or permit all or any portion of the Subdemised Premises to be occupied by anyone (whether pursuant to a license, concession or otherwise) other than Subtenant or sublet all or any portion of the Subdemised Premises, without the prior written consent of Master Landlord and Sublandlord.

            9.         Alterations.

                        Subtenant shall not make or suffer to be made any alterations, additions or improvements to the Subdemised Premises, including, without limitation, those related to electrical cabling and/or systems, plumbing, data cabling, HVAC systems, or modifications to existing finishes, without the prior written consent of Master Landlord, as required under the Sub-Lease, and of Sublandlord.  Additionally, Subtenant shall be subject to the standards for repairs and alterations set forth in the Sub-Lease.

            10.       Repairs and Maintenance.

10.1     Subtenant’s Responsibility.  Subtenantshall be responsible for the maintenance and repair of the Subdemised Premises in accordance with the provisions of the Sub-Lease.

10.2     Sublandlord’s Responsibility.  As between the parties to this Sub-Sub-Lease, Sublandlordshall have no responsibility or liability to the Subtenant or anyone claiming through Subtenant, for the Subdemised Premises including, without limitation, the roof, roof covering, foundation, subfloors, building structural components, major building systems (plumbing, electrical and heating, air conditioning and ventilation systems), and exterior walls of the Subdemised Premises.

            11.       Default.

Subtenant shall be subject to the same default provisions as specified in Article 19 of the Sub-Lease as if it were the tenant thereunder, and Sublandlordshall have all the remedies specified therein, as if it were Master Landlord, including, without limitation, the right to terminate the Sub-Sub-Lease and right to perform Subtenant’s obligations under this Sub-Sub-Lease at Subtenant’s cost.  Notwithstanding the foregoing, Subtenant shall only be entitled to one-half (1/2) of the cure period for a default, if any, provided for under the Sub-Lease.

            12.       Indemnity.

                        In addition to such indemnities as may be provided for in the Sub-Lease, Subtenant agrees to indemnify and hold Sublandlord and its affiliates, officers, agents, servants, employees and independent contractors (individually a “Sublandlord Party” and collectively, “Sublandlord Parties”) harmless against all loss, damage, liability, or expense suffered or claimed against any Sublandlord Party, by any person or entity (i) caused by or otherwise arising from, in whole or in part, any breach or default by Subtenant of any covenant or obligation it has hereunder (including but not limited to all covenants or obligations of the tenant under the Sub-Lease assumed by Subtenant pursuant to the terms of this Sub-Sub-Lease), or (ii) caused by or in connection with anything owned or controlled by Subtenant, or (iii) resulting from any act, failure to act, or negligence of Subtenant or its employees, agents or invitees, or (iv) resulting from any nuisance suffered on the Subdemised Premises, except for damage or injury to third parties or property resulting from the proven gross negligence of Sublandlord, Landlord or their respective employees, agents, representatives, successors or assigns.  Subtenant further agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from the acts or omissions of Subtenant which are or are alleged to be defaults of Sublandlord under the Sub-Lease or are the subject matter of any indemnity or hold harmless of Sublandlord, as tenant, to Master Landlord under the Sub-Lease.  The obligations of Subtenant to indemnify Sublandlord and/or the Sublandlord Parties and/or hold the Sublandlord and/or the Sublandlord Parties harmless in this Section 12 and elsewhere herein shall survive the expiration or other termination of this Sub-Sub-Lease.

            13.       Sub-Lease.

            13.1     Sub-Lease.  Notwithstanding anything in this Sub-Sub-Lease to the contrary, the rights of Subtenant shall be subject to and limited by the terms and conditions contained in the Sub-Lease between Sublandlord and Master Landlord as applicable to tenant thereunder, as they may be amended from time to time.   Sublandlordshall have the right to amend the Sub-Lease from time to time without the consent of Subtenantprovided that any such amendment shall not adversely affect Subtenant’sability to continue its then current operations in the Subdemised Premises, increase any of the rental or other payments required to be made by Subtenanthereunder or otherwise materially and adversely change Subtenant’s rights and obligations hereunder.  Sublandlordshall endeavor to give Subtenantnotice of any amendment to the Sub-Lease, but the failure to give such notice shall not affect the validity of such amendment or its applicability to Subtenant, except that Subtenant shall have no obligation to comply with the terms of any such amendment until it has received a copy.   Any rights granted to Subtenant herein which are limited by the Sub-Lease shall be deemed to be so limited by this Sub-Sub-Lease.

                        13.2     No Violation.  Notwithstanding anything in this Sub-Sub-Lease to the contrary, Subtenant shall not commit or permit to be committed any act or omission which shall violate any term or condition of the Sub-Lease.  Subtenant shall indemnify and hold harmless Sublandlord from and against any loss, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by Sublandlord as a result of any termination or attempted termination by Sublandlord or Master Landlord of the Sub-Lease resulting from any such act or omission by Subtenant.

            13.3       [INTENTIONALLY OMITTED]

            13.4     Termination of Sub-Lease.  If the Sub-Lease terminates for any reason prior to the expiration or other termination of this Sub-Sub-Lease, this Sub-Sub-Lease shall terminate concurrently therewith without any liability of Sublandlord to Subtenant and, except for any Subtenant obligations hereunder arising on or prior to the termination of this Sub-Sub-Lease, following Subtenant’s surrender in compliance with Section 4.2 hereof, Subtenant’s obligations hereunder shall terminate, except with respect to any indemnification or hold harmless obligations of Subtenant, which shall survive such termination.

            13.5     Incorporation of Sub-Lease.  Notwithstanding any other provision of this Sub-Sub-Lease to the contrary, this Sub-Sub-Lease and Subtenant's rights under this Sub-Sub-Lease shall at all times be subject to all of the terms, covenants, and conditions of the Sub-Lease (a copy of which agreement, as currently in effect, Subtenant hereby represents that it has received), with the same force and effect as if fully set forth herein, and except as otherwise expressly provided for herein, Subtenant shall keep, observe and perform or cause to be kept, observed and performed, faithfully all those terms, covenants and conditions of Sublandlord as tenant under the Sub-Lease with respect to the Subdemised Premises.  Except as otherwise provided hereby, the terms, conditions, rights and responsibilities of the Sub-Lease are incorporated herein by reference, and Sublandlord shall have the rights and responsibilities with respect to the Subtenantthat the Master Landlord has with respect to Sublandlord pursuant to the Sub-Lease, and Subtenantshall have the rights and responsibilities with respect to Sublandlordthat Sublandlordhas with respect to the Master Landlord pursuant to the Sub-Lease.  However, to the extent that the Sub-Lease requires or obligates Master Landlord to maintain, repair, restore, or otherwise expend any money or take any action to preserve and maintain all or any portion of the Subdemised Premises or to furnish any services to the Subdemised Premises, such obligation shall not pass to Sublandlord by reason of this Sub-Sub-Lease and shall remain with the Master Landlord.  Subject to the first sentence of this Section 13.5, with respect to the relationship between the Sublandlord and the Subtenant, the terms, covenants and conditions of this Sub-Sub-Lease shall control with respect to any conflict or inconsistency between the terms, covenants and conditions contained herein and the terms, covenants and conditions of the Sub-Lease.  Notwithstanding the foregoing, the following sections of the Sub-Lease are hereby excluded from application to or incorporation within this Sub-Sub-Lease:  Sections 2. B. of the FIRST AMENDMENT TO SUB-LEASE AGREEMENT dated February 1, 2001, and 5. A. B. & C of the original Sub-Lease document dated September 1, 1999.

14.       Security Deposit / Initial Monies.

                        Upon Subtenant’s execution and delivery of this Sub-Sub-Lease to Sublandlord, Subtenant shall issue a check accompanying Subtenant executed Sub-Sub-Lease payable to Sublandlord in the sum of Fifty-eight Thousand, Six Hundred, Thirty-Two Dollars and Zero Cents ($58,632.00), for the performance by Subtenant of the provisions of this Sub-Sub-Lease (the “Security Deposit”).  Sublandlord shall have the right but not the obligation to use the Security Deposit, or any portion thereof, to cure any breach or default of Subtenant or to compensate Sublandlord for damages sustained as a result of any breach or default by Subtenant hereunder.  In the event Sublandlord in its sole discretion so utilizes all or a portion of the Security Deposit from time to time, Subtenant shall within five (5) days of notice from Sublandlord restore the Security Deposit to its original amount.  If no breach or default of Subtenant exists and no amounts are owing from Subtenant to Sublandlord as of the expiration of the Term, Sublandlord shall return any Security Deposit then held by Sublandlord to Subtenant within sixty (60) days of such expiration.

15.       Brokers.

                        Subtenant represents that it has dealt with no broker or agent in connection with this Sub-Sub-Lease and Subtenant shall hold Sublandlord harmless from any and all liability, loss, damage, expense, claim action, demand, suit or obligation arising out of or relating to a breach by Subtenant of such representation.

16.       Counterparts.

                        This Sub-Sub-Lease may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

17.       Governing Law.

                        This Sub-Sub-Lease shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, except with respect to the choice-of-law provisions thereof.

18.       Waivers; Amendments.

                        No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law. Any provision of this Sub-Sub-Lease may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought. No waiver of any provision of this Sub-Sub-Lease, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such provision. This Sub-Sub-Lease may not be amended, modified or supplemented other than by a written instrument signed by each party hereto.

19.       Entire Agreement.

                        This Sub-Sub-Lease constitutes the entire agreement and understanding among the parties hereto and supercedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

20.       Severability.

                        Any term or provision of this Sub-Sub-Lease which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Sub-Sub-Lease or affecting the validity or enforceability of any of the terms or provisions of this Sub-Sub-Lease in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, this Sub-Sub-Lease shall be deemed to have been executed and delivered as of the date first set forth above.

SUBLANDLORD:

THE TITAN CORPORATION, a Delaware corporation

By: Name:
Title:

SUBTENANT:

SureBeam Corporation, a Delaware corporation

By: Name:
Title:

LANDLORD’S CONSENT TO SUB-SUB-LEASE

The undersigned ("Landlord"), Landlord under the Master Lease, hereby consents to the foregoing Sub-Sub-Lease without waiver of any restriction in the Sub-Lease concerning further assignment or subletting. Landlord certifies that, as of the date of Landlord's execution hereof, Sublandlord is not in default or breach of any of the provisions of the Sub-Lease, and that the Sub-Lease has not been amended or modified except as expressly set forth in the Sub-Lease and foregoing Sub-Sub-Lease.

Lessor:   ________                                                                                            ..

By:

Title:

Date:_______________________________________

EXHIBIT A

DESCRIPTION OF PREMISES

[See attached.]